Exhibit 99.1

Steel Connect Reports Third Quarter Fiscal 2023 Financial Results

Third Quarter 2023 Results

•Net revenue from continuing operations totaled $46.1 million, as compared to $51.5 million in the same period in the prior year.
•Net income from continuing operations was $3.0 million, as compared to net loss from continuing operations of $9.7 million in the same period in the prior year.
•Net income attributable to common stockholders was $2.5 million, as compared to net income attributable to common stockholders of $29.7 million in the same period in the prior year.
•Adjusted EBITDA* was $5.2 million, as compared to $0.9 million in the same period in the prior year.
•Net cash used in operating activities was $0.6 million.
•Free Cash Flow* totaled $(1.0) million.
•Total debt, net of unamortized discounts and issuance costs, was $11.5 million; Net Debt* totaled $(48.8) million.

Nine-Month Fiscal Year-to-Date Financial Results

•Net revenue from continuing operations totaled $148.3 million, as compared to $150.2 million in the same period in the prior year.
•Net income from continuing operations was $7.5 million, as compared to net loss from continuing operations of $12.2 million in the same period in the prior year.
•Net income attributable to common stockholders was $5.9 million, as compared to net loss attributable to common stockholders of $13.9 million in the same period in the prior year.
•Adjusted EBITDA* was $17.1 million, as compared to $3.3 million in the same period in the prior year.
•Net cash provided by operating activities was $9.0 million.
•Free Cash Flow* totaled $7.7 million.

Other Developments

•On May 1, 2023, Steel Connect, Inc. and Steel Partners Holdings L.P ("Steel Partners"), completed an exchange transaction in which Steel Partners and certain of its affiliates transferred certain marketable securities to Steel Connect, Inc. in exchange for 3.5 million shares of Series E Convertible Preferred Stock of Steel Connect.

NEW YORK, NY (June 12, 2023) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its third quarter ended April 30, 2023.

Recent Developments
On May 1, 2023, the Company and Steel Partners transferred certain marketable securities held by Steel Partners and certain of its affiliates to the Company in exchange for 3.5 million shares of Series E Convertible Preferred Stock of Steel Connect (the "Exchange Transaction"). Following recent approval by the Steel Connect stockholders pursuant to NASDAQ Marketplace Rules, the Series E Convertible Preferred Stock is convertible into an aggregate of 184.9 million shares of Steel Connect common stock, par value $0.01 per share, and will vote together with the Steel Connect common stock and participate in any dividends paid on the Steel Connect common stock, in each case on an as-converted basis. Upon conversion of the Series E Convertible Preferred Stock, the Steel Partners Group would hold approximately 85% of the outstanding equity interests of Steel Connect.
The Exchange Transaction will be accounted for as of May 1, 2023, which is the date the consideration was exchanged between the Company and Steel Partners.

Results of Operations

The financial information and discussion that follows below are for the Company's operations.

	Three Months Ended April 30		Nine Months Ended April 30,
	2023	2022	2023	2022
	(in thousands)
Net revenue	$46,142	$51,548	$148,283	$150,223
Net income (loss) from continuing operations	3,029	(9,695)	7,460	(12,163)
Net income (loss) attributable to common stockholders	$2,510	$29,663	$5,867	$(13,882)
Adjusted EBITDA*	$5,233	$938	$17,145	$3,318
Adjusted EBITDA margin*	11.3%	1.8%	11.6%	2.2%
Net cash (used in) provided by operating activities	(588)	(2,544)	9,000	(5,267)
Additions to property and equipment	(445)	(316)	(1,311)	(1,142)
Free cash flow*	$(1,033)	$(2,860)	$7,689	$(6,409)

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Third Quarter and Nine Months Ended April 30, 2023 and 2022

	Three Months Ended April 30,			Nine Months Ended April 30,
	2023	2022	Fav (Unfav) ($)	2023	2022	Fav (Unfav) ($)
	(unaudited, $ in thousands)			(unaudited, $ in thousands)
Net revenue	$46,142	$51,548	(5,406)	$148,283	$150,223	(1,940)
Cost of revenue	(33,218)	(42,303)	9,085	(108,031)	(120,672)	12,641
Gross profit	12,924	9,245	3,679	40,252	29,551	10,701
Gross profit margin	28.0%	17.9%	1010 bpts	27.1%	19.7%	740 bpts
Selling, general and administrative	(12,619)	(9,214)	(3,405)	(33,463)	(28,899)	(4,564)
Interest expense	(914)	(848)	(66)	(2,588)	(2,359)	(229)
Other gains, net	4,489	2,154	2,335	4,889	1,614	3,275
Total costs and expenses	(9,044)	(7,908)	(1,136)	(31,162)	(29,644)	(1,518)
Income (loss) from continuing operations before income taxes	3,880	1,337	2,543	9,090	(93)	9,183
Income tax expense	(851)	(11,032)	10,181	(1,630)	(12,070)	10,440
Net income (loss) from continuing operations	$3,029	$(9,695)	$12,724	$7,460	$(12,163)	$19,623

Net Revenue

During the three months ended April 30, 2023, net revenue decreased by approximately $5.4 million. The decrease in net revenue during the three months ended April 30, 2023 as compared to the same period in the prior year was primarily driven by $4.6 million lower net revenue associated with certain clients in the computing and consumer electronics markets and the medical devices electronics markets due to lower demand, and loss of certain programs, partially offset by new business revenue.
During the nine months ended April 30, 2023, net revenue decreased by approximately $1.9 million as compared to the same period in the prior year. This decrease in net revenue was driven by overall lower volumes associated with clients in the computing and consumer electronics markets as compared to the same period in the prior year. Fluctuations in foreign currency exchange rates had an insignificant impact on the Company's net revenues for the three and nine month periods ended April 30, 2023 and 2022, respectively.

Cost of Revenue

Total cost of revenue decreased by $9.1 million for the three months ended April 30, 2023, as compared to the same period in the prior year, primarily driven by a decrease in cost of materials as a result of the decrease in the amount of materials procured on behalf of Supply Chain clients. Cost of revenue for the three months ended April 30, 2023 included materials procured on behalf of our Supply Chain clients of $16.2 million, as compared to $24.3 million for the same period in the prior year, a decrease of $8.1 million. The remaining $1.0 million decrease is driven by lower labor costs, such as a decrease in salaries and wages and production costs, and a decrease in buildings and facilities costs.

Cost of revenue decreased by $12.6 million for the nine months ended April 30, 2023, as compared to the same period in the prior year, driven by the decrease in cost of materials as a result of the decrease in net revenue discussed above. Cost of revenue for the nine months ended April 30, 2023 included materials procured on behalf of our Supply Chain clients of $56.6 million, as compared to $69.1 million for the same period in the prior year, a decrease of $12.5 million, driven by overall lower volumes and lower costs on programs launched in the prior year period along with lower material costs related to programs that ended during the current year period. Fluctuations in foreign currency exchange rates had an insignificant impact on the Company's cost of revenue for the three and nine month periods ended April 30, 2023 and 2022, respectively.

Gross Profit Margin

Gross profit percentage for the current quarter increased 1,010 basis points, to 28.0% as compared to 17.9% in the prior year quarter, driven largely by changes in customer sales mix and the decrease in cost of revenue discussed above.

Gross profit percentage for the nine months ended April 30, 2023 increased 740 basis points, to 27.1% as compared to 19.7% for the nine months ended April 30, 2022, driven largely by changes in customer sales mix and the decrease in cost of revenue discussed above. Fluctuations in foreign currency exchange rates had an insignificant impact on Supply Chain's gross margin for the three and nine month periods ended April 30, 2023 and 2022, respectively.

Selling, General and Administrative

Selling, general and administrative expenses ("SG&A") during the three months ended April 30, 2023 increased by approximately $3.4 million as compared to the same period in the prior year primarily due to higher professional and legal fees for Corporate related to the exchange transaction with Steel Partners Holdings L.P. (“Steel Holdings”). SG&A expenses during the three months ended April 30, 2023 for the Supply Chain segment did not change significantly as compared to the same period in the prior year.

SG&A expenses during the nine months ended April 30, 2023 increased by approximately $4.6 million as compared to the same period in the prior year. Corporate-level activity increased $4.5 million primarily due to higher professional and legal fees related to the Exchange Transaction with Steel Holdings. SG&A expenses during the nine months ended April 30, 2023 for the Supply Chain segment did not change significantly as compared to the same period in the prior year. Fluctuations in foreign currency exchange rates did not have a significant impact on selling, general and administrative expenses for the three and nine months ended April 30, 2023, 2022, respectively.

Interest Expense

Total interest expense increased by $0.1 million and $0.2 million during the three and nine months ended April 30, 2023, respectively, as compared to the same periods in the prior year, primarily due to higher interest expense related to accretion of the discount on the 7.50% convertible senior note with Steel Holdings.

Other Gains, Net

During the three months ended April 30, 2023 and 2022, the Company recorded Other gains, net of $4.5 million and $2.2 million, respectively.

Other gains, net for the three months ended April 30, 2023 was primarily due to: (1) $1.9 million gain from proceeds received from the sale of an investment in Tallan, Inc., (2) $1.4 million settlement with a client; (3) $0.5 million interest income; and (4) $0.3 million foreign exchange gains. Other gains, net for the three months ended April 30, 2022 was primarily due to foreign exchange gains.
During the nine months ended April 30, 2023 and 2022, the Company recorded Other gains, net of $4.9 million and $1.6 million, respectively.
Other gains, net for the nine months ended April 30, 2023 was primarily due to: (1) $1.9 million gain from proceeds received from the sale of an investment in Tallan, Inc., (2) $1.4 million settlement with a client, (3) $0.9 million interest income; and (4) $0.8 million sublease income. These gains were partially offset by $0.5 million foreign exchange losses. Other gains, net for the nine months ended April 30, 2022 was primarily due to $1.0 million foreign exchange gains, and $0.5 million sublease income.

Income Tax Expense

During the three months ended April 30, 2023, the Company recorded income tax expense of approximately $0.9 million as compared to $11.0 million in income tax expense for the same period in the prior fiscal year. The decrease in income tax expense is primarily due to the tax effect of the IWCO disposal during the three months ended April 30, 2022.

During the nine months ended April 30, 2023, the Company recorded income tax expense of approximately $1.6 million as compared to $12.1 million for the same period in the prior fiscal year. The decrease in income tax expense is primarily due to the tax effect of the IWCO disposal during the nine months ended April 30, 2022.

Net Income (Loss) From Continuing Operations

Net income from continuing operations for the three months ended April 30, 2023 increased $12.7 million as compared to the same period in the prior fiscal year, driven by the $10.2 million favorable change in income taxes. Refer to discussion above for further details.

Net income (loss) from continuing operations for the nine months ended April 30, 2023 increased $19.6 million, as compared to the same period in the prior year. The increase in net income from continuing operations is primarily due to the increase in gross profit and a decrease in income tax expense. Refer to explanations above for further details regarding specific increases or decreases.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the third quarter totaled $0.4 million, or 1.0% of net revenue, as compared to $0.3 million, or 0.6% of net revenue, for the same period in the prior year.

Capital expenditures for the nine months ended April 30, 2023 totaled $1.3 million, or 0.9% of net revenue, as compared to $1.1 million, or 0.8% of net revenue, for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA increased $4.3 million, or 457.9%, for the third quarter as compared to the same period in the prior year, primarily due to an increase in net income from continuing operations of $12.7 million, along with increases in adjustments for strategic consulting and other related professional fees of $3.6 million and unrealized foreign exchange gains of $2.0 million, offset by decreases in adjustments related to income tax expense of $10.2 million and other non-cash gains of $3.3 million.

Adjusted EBITDA increased $13.8 million, or 416.7%, for the nine months ended April 30, 2023 as compared to the same period in the prior year. The increase is primarily due to an increase in net income from continuing operations of $19.6 million, along with increases in adjustments of $6.5 million change from unrealized foreign exchange gains to unrealized foreign exchange losses and $4.1 million in strategic consulting and other related professional fees, offset by decreases in adjustments related to (i) income tax expense of $10.4 million; (ii) other non-cash gains of $3.4 million; (iii) restructuring and executive severance and employee retention costs of $1.4 million; and (iv) interest income of $0.9 million.

Liquidity and Capital Resources

As of April 30, 2023, the Company had cash and cash equivalents of $62.7 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of April 30 2023, total debt outstanding, net of unamortized discounts and issuance costs, was $11.5 million, which was comprised of $13.9 million outstanding on the 7.50% Convertible Senior Note due September 1, 2024, less associated unamortized discounts and issuance costs, as well as unamortized deferred financing costs on the Umpqua Revolver.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 30, 2023	July 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,738	$53,142
Accounts receivable, trade, net	36,948	40,083
Inventories, net	6,919	8,151
Funds held for clients	3,158	4,903
Prepaid expenses and other current assets	4,985	3,551
Total current assets	114,748	109,830
Property and equipment, net	3,401	3,534
Operating lease right-of-use assets	28,892	19,655
Other assets	3,899	4,730
Total assets	$150,940	$137,749

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$26,290	$30,553
Accrued expenses	29,154	28,396
Funds held for clients	3,064	4,903
Current lease obligations	7,994	6,466
Other current liabilities	13,760	13,482
Total current liabilities	80,262	83,800
Convertible note payable	11,586	11,047
Long-term lease obligations	21,260	12,945
Other long-term liabilities	5,546	3,983
Total long-term liabilities	38,392	27,975
Total liabilities	118,654	111,775

Series C redeemable preferred stock, $0.01 par value per share. 35,000 shares authorized, issued and outstanding at April 30, 2023 and July 31, 2022	35,175	35,180

Series C convertible preferred stock, $0.01 par value per share. 4,965,000 shares authorized at April 30, 2023 and July 31, 2022; zero shares issued and outstanding at April 30, 2023 and July 31, 2022	—	—
Common stock, $0.01 par value per share. Authorized 1,400,000,000 shares; 60,942,460 issued and outstanding shares at April 30, 2023; 60,529,558 issued and outstanding shares at July 31, 2022	609	605
Additional paid-in capital	7,479,891	7,479,366
Accumulated deficit	(7,487,450)	(7,493,317)
Accumulated other comprehensive income	4,061	4,140
Total stockholders' deficit	(2,889)	(9,206)

Total liabilities, redeemable preferred stock and stockholders' deficit	$150,940	$137,749

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Net revenue	$46,142	$51,548	$148,283	$150,223
Cost of revenue	33,218	42,303	108,031	120,672
Gross profit	12,924	9,245	40,252	29,551
Operating expenses:
Selling, general and administrative	12,619	9,214	33,463	28,899
Total operating expenses	12,619	9,214	33,463	28,899
Operating income	305	31	6,789	652
Other income (expense):
Interest income	452	3	928	9
Interest expense	(914)	(848)	(2,588)	(2,359)
Other gains, net	4,037	2,151	3,961	1,605
Total other income (expense)	3,575	1,306	2,301	(745)
Income (loss) from continuing operations before income taxes	3,880	1,337	9,090	(93)
Income tax expense	851	11,032	1,630	12,070
Net income (loss) from continuing operations	3,029	(9,695)	7,460	(12,163)
Net income (loss) from discontinued operations	—	39,895	—	(108)
Net income (loss)	3,029	30,200	7,460	(12,271)
Less: Preferred dividends on Series C redeemable preferred stock	(519)	(537)	(1,593)	(1,611)
Net income (loss) attributable to common stockholders	$2,510	$29,663	$5,867	$(13,882)

Net income (loss) per common shares - basic
Continuing operations	$0.04	$(0.17)	$0.10	$(0.23)
Discontinued operations	—	0.67	—	—
Net (loss) income attributable to common stockholders	$0.04	$0.50	$0.10	$(0.23)

Net income (loss) per common shares - diluted
Continuing operations	$0.04	$(0.17)	$0.09	$(0.23)
Discontinued operations	—	0.67	—	—
Net (loss) income attributable to common stockholders	$0.04	$0.50	$0.09	$(0.23)

Weighted-average number of common shares outstanding - basic	60,305	59,853	60,186	59,961
Weighted-average number of common shares outstanding - diluted	78,695	59,853	78,559	59,961

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended April 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$7,460	$(12,271)
Less: Loss from discontinued operations, net of tax	—	108
Income (loss) from continuing operations	7,460	(12,163)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,427	1,698
Amortization of deferred financing costs	36	102
Accretion of debt discount	1,510	1,229
Share-based compensation	529	519
Non-cash lease expense	6,760	7,083
Bad debt expense (recovery)	1,136	(3)
Other losses, net	(3,962)	(1,605)
Changes in operating assets and liabilities:
Accounts receivable, net	2,933	(8,783)
Inventories, net	1,440	(1,291)
Prepaid expenses and other current assets	(1,237)	240
Accounts payable and accrued expenses	(3,886)	2,076
Refundable and accrued income taxes, net	(829)	142
Other assets and liabilities	(4,317)	5,489
Net cash provided by (used in) operating activities	9,000	(5,267)
Cash flows from investing activities:
Additions to property and equipment	(1,311)	(1,142)
Proceeds from the disposition of property and equipment	166	—
Proceeds from sale of investment	1,881	—
Net cash provided by (used in) investing activities	736	(1,142)
Cash flows from financing activities:
Series C redeemable preferred stock dividend payments	(1,593)	(1,598)
Repayments on capital lease obligations	(38)	(54)
Repayments on convertible debt	(1,149)	—
Net cash used in financing activities	(2,780)	(1,652)
Net effect of exchange rate changes on cash and cash equivalents	895	(774)
Net increase in cash, cash equivalents and restricted cash	7,851	(8,835)
Cash, cash equivalents and restricted cash, beginning of period	58,045	66,329
Cash, cash equivalents and restricted cash, end of period	$65,896	$57,494

Cash and cash equivalents, end of period	$62,738	$49,914
Restricted cash for funds held for clients, end of period	3,158	7,580
Cash, cash equivalents and restricted cash, end of period	$65,896	$57,494

Cash flows from discontinued operations:
Operating activities	$—	$(6,738)
Investing activities	—	625
Financing activities	—	4,230
Net cash used in discontinued operations	$—	$(1,883)

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
	(Unaudited)
Net revenue:
Supply Chain	$46,142	$51,548	$148,283	$150,223
	46,142	51,548	148,283	150,223
Operating income:
Supply Chain	5,249	1,548	16,488	5,894
Total segment operating income	5,249	1,548	16,488	5,894
Corporate-level activity	(4,944)	(1,517)	(9,699)	(5,242)
Total operating income	305	31	6,789	652
Total other income (expense), net	3,575	1,306	2,301	(745)
Income (loss) before income taxes	$3,880	$1,337	$9,090	$(93)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Net income (loss) from continuing operations	$3,029	$(9,695)	$7,460	$(12,163)

Interest income	(452)	(3)	(928)	(9)
Interest expense	914	848	2,588	2,359
Income tax expense	851	11,032	1,630	12,070
Depreciation	502	523	1,427	1,698
EBITDA	4,844	2,705	12,177	3,955

Strategic consulting and other related professional fees	3,786	163	4,617	509
Executive severance and employee retention	—	58	(150)	414
Restructuring and restructuring-related expense	97	118	97	974
Share-based compensation	174	111	529	519
(Gain) loss on sale of long-lived assets	(145)	2	(129)	3
Unrealized foreign exchange (gains) losses, net	(167)	(2,127)	3,561	(2,931)
Other non-cash gains, net	(3,356)	(92)	(3,557)	(125)
Adjusted EBITDA	$5,233	$938	$17,145	$3,318

Net revenue	$46,142	$51,548	$148,283	$150,223
Adjusted EBITDA margin	11.3%	1.8%	11.6%	2.2%

Free Cash Flow Reconciliation:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Net cash (used in) provided by operating activities	$(588)	$(2,544)	$9,000	$(5,267)
Additions to property and equipment	(445)	(316)	(1,311)	(1,142)
Free cash flow	$(1,033)	$(2,860)	$7,689	$(6,409)

Net Debt Reconciliation:

	April 30, 2023	July 31, 2022
Total debt, net	$11,543	$10,968
Unamortized discounts and issuance costs	2,397	3,972
Cash and cash equivalents	(62,738)	(53,142)
Net debt	$(48,798)	$(38,202)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings from continuing operations before interest income, interest expense, income tax (benefit) expense, and depreciation. We define Adjusted EBITDA as net income (loss) from continuing operations excluding net charges related to interest income, interest expense, income tax expense, depreciation, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash gains, net. The Company defines Free Cash Flow as net cash (used in) provided by operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises (such as the ongoing COVID-19 pandemic); intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; challenges and risks arising from the disposition of IWCO Direct, including the Company’s reliance on the Supply Chain segment as its sole business; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates and the phase-out of LIBOR. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 31, 2022. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com